Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Smith & Nephew plc:

We consent to the incorporation by reference in the registration statements (No. 333-122801, No. 333-13694, No. 333-155173, No. 333-155172, No. 333-158239, No. 333-168544, No. 333-199117) on Form S-8 of Smith & Nephew plc of our report dated 22 February 2017, with respect to the Group balance sheets of Smith & Nephew plc and subsidiaries as of 31 December 2016 and 2015 and the related Group income statements, Group statements of comprehensive income, Group cash flow statements and Group statements of changes in equity, for each of the years then ended, and the effectiveness of internal control over financial reporting as of 31 December 2016, which report appears in the 31 December 2016 annual report on Form 20-F of Smith & Nephew plc.

Our report refers to a change in composition of reportable segments and to our audit of the adjustments that were applied to reflect such change in the 2014 Group financial statements, as more fully described in Note 2 to the Group financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2014 Group financial statements other than with respect to such adjustments.

/s/ KPMG LLP

KPMG LLP

London, United Kingdom

March 6, 2017